Exhibit A

Welsh, Carson, Anderson & Stowe VIII, L.P.

320 Park Ave., Suite 2500

New York, NY 10022

CONFIDENTIAL

June 8, 2007

ITC^DeltaCom, Inc.

7037 Old Madison Pike

Huntsville, AL 35806

Attention: Richard E. Fish, Jr.

RE:	ITC^DeltaCom, Inc. Commitment Letter

Richard E. Fish, Jr.:

In connection with the transactions described in the (a) ITC^DeltaCom, Inc. $240,000,000 Senior Secured First Lien Credit Facilities and $75,000,000 Senior Secured Second Lien Term Loan Facility Commitment Letter and (b) ITC^DeltaCom, Inc. Common Stock Equity Commitment Letter (together, and in each case as in effect on the date hereof, the “Commitment Letters”),1 Welsh, Carson, Anderson & Stowe VIII, L.P. (“Welsh Carson”) confirms that, upon the terms and subject to the conditions set forth herein, it will or will cause its affiliated investment funds to (i) purchase shares of common stock, par value $0.01 share (the “Common Stock”), of ITC^DeltaCom, Inc. (the “Company”) for an aggregate purchase price of $21,000,000; (ii) convert (in a manner which is structured to address tax concerns of Welsh Carson, provided that there is no significant adverse tax consequence to the Company) its interest in the Existing Third Lien Notes into Common Stock; (iii) convert its ownership in the Existing Preferred Stock into shares of Common Stock; and (iv) exercise its ownership in the Existing Warrants into shares of Common Stock, all as contemplated by the Commitment Letters and Annex A attached hereto (collectively (i) through (iv), the “Welsh Carson Transactions”).

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1               Any capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to them in the Commitment Letters.

June 8, 2007

The commitment of Welsh Carson hereunder is subject to the (i) preparation and execution of definitive documentation, satisfactory to Welsh Carson and the Company, for (a) the Welsh Carson Transactions, (b) the conversion by the funds associated with Tennenbaum Capital Partners, LLC (“TCP”) of their Existing Third Lien Notes into Common Stock on the same basis as Welsh Carson and their conversion of Existing Preferred Stock and Existing Warrants into shares of Common Stock in accordance with Annex A, and (c) all other transactions described in the Commitment Letters and Annex A (all of the foregoing transactions referred to in this clause (i) the “Refinancing Transactions”), (ii) consummation of the Refinancing Transactions, substantially in accordance with the terms set forth in the definitive documentation referred to in clause (i) above, and (iii) there being no modifications of the Amended and Restated Governance Agreement, dated as of July 26, 2005 among the Company and the Securityholders identified therein.

Notwithstanding anything that may be expressed or implied in this commitment letter, the Company covenants, agrees and acknowledges that no person or entity other than Welsh Carson and its successors and permitted assigns shall have any obligation hereunder and that, notwithstanding that Welsh Carson and its successors and permitted assigns may be partnerships or limited liability companies, no recourse under or relating to this commitment letter shall be sought or had hereunder against any past, current or future officer, agent or employee of Welsh Carson or any of its successors or permitted assigns, against any past, current or future general or limited partners of Welsh Carson or any successors or permitted assigns or against any past, current or future director, officer, general or limited partner, member, affiliate, successor or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged by the Company that no personal liability whatsoever shall attach to, be sought against or imposed on or otherwise be incurred by any past, current or future officer, agent or employee of Welsh Carson or any of its successors or permitted assigns or any past, current or future general or limited partner of Welsh Carson or any of its successors or permitted assigns, or any past, current or future director, officer, employee, general or limited partner, member, affiliate, successor or assignee of any of the foregoing, for any obligations of Welsh Carson or any of its successors or permitted assigns under or relating to this commitment letter or for any claim relating to, based on, in respect of or by reason of such obligations or their creation.

This commitment letter and all of Welsh Carson’s obligations hereunder (but not, for the avoidance of doubt, the provisions herein relating to the absence of recourse to and liability of the persons and entities described in the preceding paragraph, which shall remain in full force and effect regardless of whether definitive documentation for the Welsh Carson Transactions is executed and delivered) shall expire automatically upon the earlier to occur of (i) the consummation of the Welsh Carson Transactions and (ii) August 31, 2007.

June 8, 2007

This commitment letter and the commitments set forth herein shall not be assignable (i) by the Company without Welsh Carson’s prior written consent or (ii) by Welsh Carson (other than to one or more of its commonly controlled affiliates) without the prior written consent of the Company. No person or entity other than the Company and Welsh Carson shall be entitled to rely on this commitment letter and the commitments set forth herein. Except for the preceding sentence, nothing in this commitment letter, express or implied, is intended to or shall confer, directly or indirectly, upon any other person or entity any rights, benefits or remedies whatsoever under or by reason of this commitment letter.

This commitment letter (including Annex A hereto) may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto. This commitment letter sets forth the entire understanding of the parties with respect to the subject matter set forth herein.

This commitment letter may be executed in counterparts, each of which shall be an original and both of which, when taken together, shall constitute one agreement, and delivery of an executed signature page by facsimile transmission shall be effective as delivery of a manually executed counterpart.

This commitment letter, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this commitment letter and the negotiation, execution or performance of this commitment letter shall be governed by and construed in accordance with the internal laws of the State of New York.

Very truly yours,

Welsh, Carson, Anderson & Stowe VIII, L.P.
/s/Sanjay Swani
By:	WCAS VIII Associates LLC,
Its General Partner

Accepted and Agreed as of the date

first above written:

ITC^DELTACOM, INC.

By:	/s/ Richard E. Fish Jr.
Name: Richard E. Fish Jr.
Title: EVP & CFO

ITC^DELTACOM, INC.

Proposed Terms of Recapitalization

Series A Preferred Stock Conversion
Instrument	8% Series A Preferred Stock issued pursuant to the Purchase Agreement dated August 22, 2002 (the “Series A Preferred”).
Aggregate Amount Outstanding[2]	$23.5 million total liquidation preference (including accrued and unpaid dividends as of July 31, 2007).
Significant Holders[3]	Campbell Lanier (23.7%) Donald Burton (13.2%) J. Smith Lanier, II (13.1%) Basso Capital (10.6%) CT Communications, Inc. (7.9%)
Current Conversion Price	The Series A Preferred current conversion price is $17.15, representing approximately 1,368,593 as-converted common shares.
Treatment

Upon consummation of the Recapitalization, holders of the Series A Preferred will exchange all of their holdings of Series A Preferred into newly issued shares of Deltacom common stock.

Holders of Series A Preferred Stock will receive 3,653,365 new common shares, representing a revised conversion price of $6.42.

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2               Includes amounts issued to management which will be treated identically to other Series A preferred shares.

[3]	Based on information contained in Deltacom’s 2006 proxy statement filed April 12, 2007.

ITC^DELTACOM, INC.

Proposed Terms of Recapitalization

Series B Preferred Stock Conversion
Instrument	8% Series B Preferred Stock issued pursuant to the Purchase dated October 6, 2003 (the “Series B Preferred”).
Aggregate Amount Outstanding[4]	$70.5 million total liquidation preference (including accrued and unpaid dividends as of July 31, 2007).
Significant Holders[5]	Welsh, Carson, Anderson and Stowe (99.4%)
Current Conversion Price	The Series B Preferred current conversion price is $9.00, representing 7,830,135 as-converted common shares.
Treatment

Upon consummation of the Recapitalization, holders of the Series B Preferred will exchange all of their holdings of Series B Preferred into newly issued shares of Deltacom common stock.

Holders of Series B Preferred Stock will receive 12,264,467 new common shares, representing a revised conversion price of $5.75.

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4               Includes amounts issued to management which will be treated identically to other Series B preferred shares.

[5]	Based on information contained in Deltacom’s 2006 proxy statement filed April 12, 2007.

ITC^DELTACOM, INC.

Proposed Terms of Recapitalization

Series C Preferred Stock Conversion[6]
Instrument	8% Series C Preferred Stock issued pursuant to the Purchase Agreement dated October 24, 2005 (the “Series C Preferred”).
Aggregate Amount Outstanding[7]	$11.2 million total liquidation preference (including accrued and unpaid dividends as of July 31, 2007).
Significant Holders	Tennenbaum Capital Partners, LLC (in excess of 66%)
Current Conversion Price	The Series C Preferred current conversion price is $2.25, representing 4,992,126 as-converted common shares.
Treatment

Upon consummation of the Recapitalization, holders of the Series C Preferred will exchange all of their holdings of Series C Preferred into newly issued shares of Deltacom common stock.

Holders of Series C Preferred Stock will receive 5,856,906 new common shares, representing a revised conversion price of $1.92.

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6               Notwithstanding the following, it has been assumed that the Series D Warrants will be exchanged directly for Common Stock upon conversion.

7               Includes amounts issued to management which will be treated identically to other Series C preferred shares.

ITC^DELTACOM, INC.

Proposed Terms of Recapitalization

Series A Warrants
Warrants to Purchase	340,000 common shares
Strike Price	$15.50
Expiration	October 29, 2007
Black-Scholes Value	$0.0 million
Significant Holders	N/A
Treatment	Upon consummation of the Recapitalization, holders of the Series A Warrants will agree to cancel their Series A Warrants for no consideration.

Series B Warrants
Warrants to Purchase	1,000,000 common shares
Strike Price	$25.50
Expiration	October 6, 2010
Black-Scholes Value	$0.02 million
Significant Holders	Welsh, Carson, Anderson and Stowe
Treatment	Upon consummation of the Recapitalization, holders of the Series B Warrants will agree to cancel their Series B Warrants in exchange for 5,803 new common shares.

ITC^DELTACOM, INC.

Proposed Terms of Recapitalization

Series C Warrants
Warrants to Purchase	6,600,000 common shares
Strike Price	$1.80
Expiration	March 29, 2015
Black-Scholes Value	$21.1 million
Significant Holders	Welsh, Carson, Anderson and Stowe
Treatment	Upon consummation of the Recapitalization, holders of the Series C Warrants will agree to cancel their Series C Warrants in exchange for 4,902,563 new common shares.

Management Options
Options to Purchase	706,658 common shares
Strike Price	$1.68-$18.35
Treatment	No adjustment